SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this "Amendment"), dated September 20, 2007, is by and between Glowpoint, Inc., a Delaware corporation (hereinafter "Glowpoint"), and David W. Robinson (hereinafter "Employee"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, Employee and Glowpoint entered into an Employment Agreement on May 1, 2006 and amended that agreement by an Employment Agreement Amendment on April 24, 2007 (as amended, the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to amend the employment terms;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Severance Upon Termination Without Cause; Resignation for Good Reason or Death. Section 3.3 of the Employment Agreement is hereby amended to provide that Employee will be entitled to 12 months salary upon his termination without Cause, his resignation for Good Reason or his death. Therefore, the first sentence of Section 3.3 is amended to delete “six (6) months” and insert “twelve (12) months” in its place and shall read as follows: “If Employee is terminated without Cause or if Employee resigns for Good Reason (as defined below) or dies, Employee shall be entitled to severance equal to twelve (12) months of his Base Salary, at his then current rate of compensation.”

2.  Entire Agreement. This Amendment is the final, complete and exclusive agreement between the Parties relating to the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter. Unless specifically amended by this Amendment, all terms of the Employment Agreement remain unchanged and are in full force and effect. If any provision of the Employment Agreement, as amended by this Amendment, is held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall be unaffected and remain in full force and effect.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Glowpoint, Inc.

By:	/s/ Michael Brandofino	/s/ David W. Robinson
	Michael Brandofino	David W. Robinson
President and CEO